UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2022

Lightstone Value Plus REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

 (Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Value Plus REIT I, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT, L.P. and its wholly owned subsidiaries, which we collectively refer to as our “Operating Partnership.

Estimated Net Asset Value (“NAV”) and NAV per Share of Common Stock (“NAV per Share”)

On December 8, 2022, our board of directors determined and approved our estimated NAV of $323.7 million and resulting estimated NAV per Share of $12.19, after allocations of value to special general partner interests, or SLP Units, in our Operating Partnership, held by Lightstone SLP, LLC, an affiliate of our Advisor, assuming a liquidation event, both as of September 30, 2022. From our inception through the termination of our initial public offering on October 10, 2008, Lightstone SLP, LLC, an affiliate of our Advisor, contributed cash of $30.0 million in exchange for 300 SLP Units, at a cost of $100,000 per unit. Our estimated NAV and resulting NAV per Share are based upon the estimated fair values of our assets and liabilities as of September 30, 2022 and are effective as of December 8, 2022.

The estimated NAV of our shares was calculated as of a particular point in time. The estimated NAV of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. There is no assurance of the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.

Process and Methodology

Our business in externally managed by Lightstone Value Plus REIT LLC (the “Advisor”), an affiliate of the Lightstone Group, LLC, which provides advisory services to us and we have no employees. Our Advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our estimated NAV and resulting NAV per Share, which we currently expect will be done on an annual basis unless and until our Common Shares are approved for listing on a national securities exchange. Our board of directors will review and approve each estimate of NAV and resulting NAV per Share.

Our estimated NAV and resulting NAV per Share as of September 30, 2022 were calculated with both the assistance our Advisor and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm engaged by us to assist with the valuation of our assets, liabilities, other noncontrolling interests and allocation of value to the SLP Units. Our Advisor recommended and our board of directors established the estimated NAV per Share as of September 30, 2022 based upon the analysis and reports provided by our Advisor and Stanger. The process for estimating the value of our assets, liabilities, other noncontrolling interests and any allocation of value to the SLP Units, is performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuations of Publicly Registered Non-Listed REITs.” We believe that our valuations were developed in a manner reasonably designed to ensure their reliability.

The engagement of Stanger with respect to our estimated NAV and resulting NAV per Share as of September 30, 2022 was approved by our board of directors, including all of our independent directors. Stanger has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate-related investments.

With respect to our estimated NAV and resulting NAV per Share as of September 30, 2022, Stanger prepared appraisal reports (the “Stanger Appraisal Reports”), summarizing key inputs and assumptions, for our three wholly owned properties (the “Stanger Appraised Properties”) consisting of (i) the St. Augustine Land Holdings and (ii) the Lower East Side Moxy Hotel and the Exterior Street Project (collectively, the “Development Properties”).

Stanger also prepared a NAV report (the “September 2022 NAV Report”) which summarized the values of our ownership interests in real estate properties, non-real estate assets, liabilities, other noncontrolling interests and allocation of value to the SLP Units, which were used to calculate our estimated NAV and resulting NAV per Share, all as of September 30, 2022. The values of our ownership interests in real estate properties were based upon the Stanger Appraisal Reports for the Stanger Appraised Properties and an appraisal report prepared by another independent third-party valuation firm for Gantry Park Landing, our 59.2% majority-owned and consolidated multi-family residential property The values of our non-real estate assets, liabilities, other noncontrolling interests and allocation of value to the SLP Units were based upon (i) Stanger’s estimated values for our notes receivable and mortgage notes payable as well as their estimate of the allocation of value to the SLP Units and (ii) our Advisor’s estimated opinion of value for our cash and cash equivalents, investments in related parties, marketable securities, prepaid expenses, restricted cash and other assets, other liabilities and other noncontrolling interests.

The table below sets forth the calculation of our estimated NAV and resulting NAV per Share as of September 30, 2022, as well as the comparable calculation as of September 30, 2021. Certain amounts are reflected net of noncontrolling interests, as applicable. Dollar and share amounts are presented in thousands, except per share data.

	As of September 30, 2022		As of September 30, 2021
	Value	Per Share	Value	Per Share

Net Assets:
Real Estate Properties	$439,366	$19.64	$329,755	$14.53
Non-Real Estate Assets:
Cash and cash equivalents	36,901		32,245
Investments in related parties	7,009		15,541
Marketable securities	40,592		53,071
Notes receivable	23,630		32,468
Other assets	6,419		3,441
Total non-real estate assets	114,551	5.12	136,766	6.02
Total Assets	553,917	24.76	466,521	20.55
Liabilities:
Mortgage notes payable	(211,268)		(131,811)
Notes payable	-		-
Other liabilities	(18,309)		(20,268)
Total liabilities	(229,577)	(10.26)	(152,079)	(6.70)
Other noncontrolling interests	(621)	(0.03)	(617)	(0.03)
Net Asset Value before Allocations to SLP Units	323,719	14.47	313,825	13.82
Allocations to SLP Units	(51,008)	(2.28)	(47,040)	(2.07)
Net Asset Value	$272,711	$12.19	$266,785	$11.75

Shares of Common Stock Outstanding(1)	22,369		22,702

Note:

(1)	Includes 0.5 million shares of our common stock assuming the conversion of an equal number of common units of limited partnership interest in our Operating Partnership (“common units”).

Use of Independent Valuation Firm:

As discussed above, our Advisor is responsible for calculating our NAV. In connection with determining our NAV, our Advisor may rely on the material assistance or confirmation of a third-party valuation expert or service. In this regard, Stanger was selected by our board of directors to assist our Advisor in the calculation of our estimated NAV and resulting NAV per Share as of September 30, 2022. Stanger’s service included appraising the Stanger Appraised Properties and preparing the September 2022 NAV Report. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with us or our Advisor. The compensation we paid to Stanger was based on the scope of work and not on the appraised values of our real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Stanger Appraisal Reports were reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its reports, Stanger did not, and was not requested to; solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.

Stanger collected reasonably available material information that it deemed relevant in appraising our real estate properties. Stanger relied in part on property-level information provided by our Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by us or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, our board of directors, and/or our Advisor. Stanger relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and our control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that we have clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Stanger Appraisal Reports, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Stanger Appraisal Reports contain other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which our ownership interests in our real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by us in connection with public security offerings, private placements, business combinations, and similar transactions. We do not believe that there are any material conflicts of interest between Stanger, on the one hand, and us, our Sponsor, our Advisor, and our affiliates, on the other hand. Our Advisor engaged Stanger on behalf of our board of directors to deliver their reports to assist in the NAV calculation as of September 30, 2022 and Stanger received compensation for those efforts. In addition, we agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger was previously engaged by us for appraisal and valuation services in connection with our financial reporting requirements. Stanger has received usual and customary fees in connection with those services. Stanger may from time to time in the future perform other services for us and our Sponsor or other affiliates of the Sponsor, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Reports. During the past two years Stanger has also been engaged to provide appraisal services to another non-traded REIT sponsored by our Sponsor for which it was paid usual and customary fees.

Although Stanger considered any comments received from us and our Advisor relating to their reports, the final appraised values of the Stanger Appraised Properties were determined by Stanger. The reports are addressed to our board of directors to assist our board of directors in calculating our estimated NAV per Share as of September 30, 2022. The reports are not addressed to the public, may not be relied upon by any other person to establish our estimated NAV per Share, and do not constitute a recommendation to any person to purchase or sell any shares of our common stock.

Our goal in calculating our estimated NAV is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Real estate properties:

As of September 30, 2022, we have ownership interests in four consolidated properties (collectively, the “Real Estate Properties”).

As described above, we engaged Stanger to provide an appraisal for each of the Stanger Appraised Properties as of September 30, 2022. The Stanger Appraised Properties consist of the St. Augustine Land Holdings and the Development Properties. We also engaged another independent third-party valuation firm to provide an appraisal report for Gantry Park Landing. In preparing their appraisal reports, the scope of the work performed by Stanger and the other independent third-party valuation firm included the following procedures, as well other factors:

●	A review of all property level information provided by our Advisor;

●	A review of the historical performance of our real estate investments and business plans related to operations of the investments;

●	A review of the data models prepared by the Advisor supporting the valuation for each investment; and

●	A review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns.

Stanger and the other independent third-party valuation firm employed the income approach and/or the sales comparison approach to estimate the value of the appraised properties. The income approach involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a discounted cash flow analysis (“DCF Analysis”) and/or direct capitalization analysis was used in the income approach to determine the value of our interest in the portfolio. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.

The direct capitalization analysis is based upon the net operating income of the property capitalized at an appropriate capitalization rate for the property based upon property characteristics and competitive position and market conditions at the date of the appraisal.

In applying the DCF Analysis, pro forma statements of operations for the property including revenues and expenses are analyzed and projected over a multi-year period. The property is assumed to be sold at the end of the multi-year holding period. The reversion value of the property which can be realized upon sale at the end of the holding period is calculated based on the capitalization of the estimated net operating income of the property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF Analysis is based upon estimated target rates of return for buyers of similar properties.

The sales comparison approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject property. The appraiser analyzed such comparable sale data as was available to develop a market value conclusion for the subject property.

Stanger prepared the Stanger Appraisal Reports and the other independent third-party valuation firm prepared an appraisal report for Gantry Park Landing, summarizing key inputs and assumptions, for each of the appraised properties using financial information provided by us and our Advisor. From such review, Stanger and the other independent third-party valuation firm selected the appropriate cash flow discount rate, residual discount rate, and terminal capitalization rate in the DCF Analysis, if applicable, the appropriate capitalization rate in the direct capitalization analysis and the appropriate price per unit in the sales comparison analysis. As for those properties consolidated on our financials, and for which we do not own 100% of the ownership interest, the property value was adjusted to reflect our ownership interest in such property after consideration of the distribution priorities associated with such property.

The estimated values for our investments in real estate may or may not represent current market values and do not equal the book values of our real estate investments in accordance with U.S. GAAP. Our consolidated investments in real estate are currently carried in our consolidated financial statements at their amortized cost basis, adjusted for any loss impairments and bargain purchase gains recognized to date.

St. Augustine Land Holdings

Effective July 15, 2022, we ceased operations of our wholly-owned St. Augustine Outlet Center, a retail property located in St. Augustine, Florida, and shortly thereafter, commenced demolition of the property’s building and improvements in order to prepare the various land parcels for sale and/or lease. The demolition of the property’s buildings and improvements was substantially completed during the third quarter of 2022 and we recognized a loss on demolition of $16.6 million consisting of the write-off of the carrying value of the property’s building and improvements plus related costs, As a result, we owned various adjacent land parcels (the “St. Augustine Land Holdings”), which were valued at $29.5 million as of September 30, 2022, based on a sales comparison approach.

Gantry Park Landing

As of September 30, 2022, our 59.2% ownership interest in Gantry Park Landing, a multi-family residential property, was valued at $77.0 million. The following summarizes the key assumptions that were used in the discounted cash flow model to estimate the value of Gantry Park Landing as of September 30, 2022:

Exit capitalization rate	4.25%
Discount rate	5.25%
Annual market rent growth rate	3.28%
Annual net operating income growth rate	2.94%
Holding period (in years)	11.0

While we believe that the assumptions made by the other independent third-party appraisal firm for Gantry Park Landing are reasonable, a change in these assumptions would impact the calculation of the estimated value included in our Real Estate Properties. The table below represents the estimated increase or decrease to our estimated NAV per Share resulting from a 25-basis point increase and decrease in the capitalization rate and discount rate which were used in the valuation for Gantry Park Landing. The table is presented to provide a hypothetical illustration of the possible results if only one change in assumptions was made, with all other factors remaining constant. Further, each of these assumptions could change by more or less than 25 basis points or not at all.

	Change in NAV per Share
	Increase of	Decrease of
	25 basis points	25 basis points
Exit capitalization rate	$(0.12)	$0.14
Discount rate	$(0.07)	$0.07

Development Properties

As of September 30, 2022, we wholly owned the Development Properties consisting of the following:

Lower East Side Moxy Hotel

We are developing a 296-room branded hotel (the “Lower East Side Moxy Hotel”) on various adjacent parcels of land located at 147-151 Bowery in the Lower East Side neighborhood of Manhattan in New York City. As of September 30, 2022, the construction of the Lower East Side Moxy Hotel was substantially complete and the hotel and two of its five food and beverage venues subsequently opened in October 2022. The remaining food and beverage venues are currently expected to open by the end of 2022.

Stanger deemed it appropriate to determine the estimated fair value of the Lower East Side Moxy Hotel as of September 30, 2022 of $220.0 million using a DCF Analysis taking into consideration the expected net operating income (“NOI”) of the property upon stabilization less the remaining estimated costs to complete. Stanger used a capitalization rate of 7.0% and a discount rate of 9.0% in their DCF Analysis. NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

While we believe that the assumptions utilized in the DCF Analysis are reasonable, a change in these assumptions would affect the calculation of the value of the Lower East Side Moxy Hotel. The table below presents the estimated increase or decrease to our estimated NAV per Share resulting from a 25-basis point increase and decrease in the discount rate and capitalization rate used in the DCF Analysis. The table is presented to provide a hypothetical illustration of possible results if only one change in assumptions was made with all other factors remaining constant. Further, each of these assumptions could change by more or less than 25-basis points or not at all.

	Change in NAV per Share
	Increase of	Decrease of
	25 basis points	25 basis points
Exit capitalization rate	$(0.21)	$0.22
Discount rate	$(0.20)	$0.20

Exterior Street Project

We are developing a multi-family residential project (the “Exterior Street Project”) on using various adjacent parcels of land located at 355 and 399 Exterior Street in the Bronx neighborhood of New York City. As of September 30, 2022, because the Exterior Street Project was under development, Stanger deemed it appropriate to determine its fair value of $112.9 million as of that date based on the aggregate estimated fair value of the underlying land of $79.3 million (using a sales comparison approach) plus other development costs incurred of $33.6 million.

The aggregate fair value of our Real Estate Properties of $439.3 million compared to their aggregate carrying value of $327.4 million, both as of September 30, 2022, equates to an increase in value of 34.2%.

Cash and cash equivalents: The estimated value of our cash and cash equivalents approximate their carrying value due to their short maturities.

Investments in related parties: As of September 30, 2022, we have investments in related parties as follows:

●	We have a 2.5% non-managing ownership interest in a joint venture (the “Joint Venture”), which owns seven hospitality properties. The Joint Venture is between us and the operating partnership of Lightstone Value Plus REIT II, Inc. (“Lightstone II”), a real estate investment trust also sponsored by our Sponsor, which has a 97.5% managing ownership interest in the Joint Venture. We do not consolidate our ownership interest in the Joint Venture but rather account for it using a measurement alternative under which the Joint Venture is measured at cost, adjusted for observable price changes and impairments, if any. As of September 30, 2022, our Advisor estimated the value of our ownership interest in the Joint Venture was $1.0 million based on a hypothetical liquidation of the estimated value of the Joint Venture’s net assets, which approximated our carrying value. We have entered into an agreement with a related party entity pursuant to which we have made outstanding contributions of $6.0 million to an affiliate of the Lightstone Group, LLC which has developed and constructed a residential project located at 40 East End Avenue in the Upper East Side neighborhood of New York City. The contributions were made pursuant to an instrument (the “Preferred Investment”) that entitles us to monthly preferred distributions at 12% per annum and which is classified as a held-to-maturity security and is recorded at cost. As of September 30, 2022, the estimated value of our Preferred Investments of $6.0 million approximated its carrying value based on market rates for similar instruments.

Marketable securities: The estimated values of our marketable securities, which are available for sale, are based on Level 1 and Level 2 inputs. Level 1 inputs are inputs that are observable, either directly or indirectly, such as quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. All of our marketable securities measured using Level 2 inputs were valued based on a market approach using readily available quoted market prices for similar assets.

Notes receivable: The estimated value of our notes receivable approximates its carrying value as of September 30, 2022 based on current market rates for similar instruments.

Other assets: Our other assets consist of restricted cash and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in Real Estate Properties or financial instruments.

Mortgage notes payable: The estimated values for our mortgage loans were estimated using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The current market interest rates for our mortgage loans were generally determined based on market rates for available comparable debt. The estimated current market interest rates for our mortgage loans ranged from 5.52% to 8.40% as of September 30, 2022.

Other liabilities: Our other liabilities consist of our accounts payable, accrued expenses and other liabilities, amounts due to related parties, and distributions payable. The carrying values of these items were considered to equal their fair value due to their short maturities. Certain other items, primarily intangibles, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective Real Estate Properties or financial instruments.

Other noncontrolling interests: Our other noncontrolling interests consist of accrued distributions on common units and SLP Units.

Allocations of value to SLP units: The carrying value of the SLP Units held by Lightstone SLP, LLC, an affiliate of our Advisor, are classified in noncontrolling interests on our consolidated balance sheet. The IPA’s Practice Guideline 2013—01 provides for adjustments to the NAV for preferred securities, special interests and incentive fees based on the aggregate NAV of the company and payable to the sponsor in a hypothetical liquidation of the company as of the valuation date in accordance with the provisions of the partnership or advisory agreements and the terms of the preferred securities. Because certain distributions related to our SLP Units are only payable to their holder in a liquidation event, we believe they should be valued for our NAV in accordance with these provisions.

Our operating agreement provides for distributions to be made during our liquidating stage to our stockholders and the holder of the SLP Units at certain prescribed thresholds. In connection with our initial public offering of common stock, Lightstone SLP, LLC purchased an aggregate of $30.0 million of SLP Units. In the calculation of our estimated NAV, a $51.0 million allocation of value was made to the SLP Units representing the amount of estimated distributions which would have been payable to the holder of the SLP Units, assuming a liquidation event as of September 30, 2022.

Historical Estimated NAV and NAV per Share

Additional information on our historical reported estimated NAV and NAV per Share for the preceding year may be found in the following referenced filing:

As of September 30, 2021 – Current Report on Form 8-K filed on December 16, 2021.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting estimated NAV per Share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per Share, which could be significantly different from the estimated NAV per Share approved by our board of directors. The estimated NAV per Share approved by our board of directors does not represent the fair value of our assets and liabilities in accordance with GAAP, and such estimated NAV per Share is not a representation, warranty or guarantee that:

●	A stockholder would be able to resell his or her shares at the estimated NAV per Share;

●	A stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

●	Our shares of common stock would trade at the estimated NAV per Share on a national securities exchange;

●	An independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per Share; or

●	The methodology used to estimate our NAV per Share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs and resulting NAVs per share, and these differences could be significant. The estimated NAV per Share is not audited and does not represent the fair value of our assets less our liabilities in accordance with GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of our common stock would trade at on a national securities exchange. As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to Lightstone SLP, LLC for its SLP Units in connection with a liquidation event. Accordingly, our estimated NAV reflects any allocations of value to the SLP Units representing the amount that would be payable to Lightstone SLP, LLC in connection with a liquidation event pursuant to the guidelines for estimating NAV contained in IPA Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.’’ Our estimated NAV per Share is based on the estimated value of our assets less the estimated value of our liabilities and other non-controlling interests less any allocations to the SLP Units divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per Share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per Share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our estimated NAV per Share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently expect that our Advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV and resulting estimated NAV per Share.

The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation:

●	The methodology used to determine estimated NAV per Share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation;

●	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation;

●	In a liquidation, debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV;

●	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV;

●	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV;

●	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company’s net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation (“FFO’’) multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company’s anticipated dividend; and

●	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per Share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REIT I, INC.

Date: December 12, 2022	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Principal Accounting Officer